UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2015

AJS BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-55083	90-1022599
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14757 South Cicero Avenue, Midlothian, Illinois	60445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (708) 687-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           AJS Bancorp, Inc. (the “Company”) announced that on August 18, 2015, Jerry A. Weberling, age 64, was appointed Executive Vice President and Chief Financial Officer of the Company and its wholly owned subsidiary, A.J. Smith Federal Savings Bank (the “Bank”). Mr. Weberling will succeed Mr. Thomas R. Butkus who will remain Chairman, President and Chief Executive Officer of the Company and the Bank.

Mr. Weberling served as Executive Vice President and Chief Financial Officer for CFS Bancorp, Inc. and its subsidiary Citizens Financial Bank located in Munster, Indiana from June 2010 to November 2013. From 1990 to 2007, he served as Senior Executive Vice President and Chief Financial Officer for MAF Bancorp, Inc. and its subsidiary MidAmerica Bank, FSB located in Clarendon Hills, Illinois. Mr. Weberling served on the boards of MAF Bancorp and MidAmerica Bank from 1998 to 2007. Prior to joining MidAmerica Bank in 1984, Mr. Weberling was a senior manager at KPMG LLP, an international public accounting firm located in Chicago, Illinois, in the savings and loan, real estate, and mortgage banking practices. He is a certified public accountant.

In connection with his appointment as Chief Financial Officer, the Company has granted Mr. Weberling 5,000 shares of restricted stock and 10,000 stock options from the Company’s 2014 Equity Incentive Plan on August 18, 2015. The awards will vest 20% per year over the next five years. The stock options have a ten year term from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AJS BANCORP, INC. (Registrant)
DATE: August 18, 2015	By:	/s/ Thomas R. Butkus
Thomas R. Butkus
Chairman, President and Chief Executive Officer